Exhibit 99.3

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Declares Cash Dividend of $0.0875 Per Share

Fort Myers, FL - February 28, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced that its Board of Directors declared a quarterly cash dividend of $0.0875 per share of its common stock, a 3% increase over the March 2018 dividend rate. This represents the ninth annual increase since the dividend was established in 2010. The dividend is payable on April 1, 2019 to the Company’s shareholders of record at the close of business on March 18, 2019.

ABOUT CHICO’S FAS, INC.

The Company, through its brands - Chico's, White House Black Market and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of November 3, 2019, the Company operated 1,431 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199